Registration No. 33-55829


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                                 ______________


                          PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                Banta Corporation
             (Exact name of registrant as specified in its charter)


               Wisconsin                            39-0148550
    (State or other jurisdiction of    (I.R.S. Employer Identification No.)
     incorporation or organization)


                                 225 Main Street
                            Menasha, Wisconsin  54952
                                 (414) 751-7777
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


         Ronald D. Kneezel                          with a copy to:
  Vice President, General Counsel
           and Secretary                           Bernard S. Kubale
         Banta Corporation                          Foley & Lardner
          225 Main Street                      777 East Wisconsin Avenue
     Menasha, Wisconsin  54952                Milwaukee, Wisconsin  53202
        (414) 751-7777                              (414) 271-2400
(Name, address, including zip code,
  and telephone number, including
  area code, of agent for service)


               ___________________________________________________

        Approximate date of commencement of proposed sale to the public:
   From time to time after this registration statement becomes effective.


        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /_/


        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/




                      ____________________________________

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

   Prospectus


                                BANTA CORPORATION
                            Dividend Reinvestment and
                               Stock Purchase Plan
                 500,000 Shares of Common Stock, $.10 Par Value

             Banta Corporation (the "Company") is offering to its shareholders and employees, and the employees of its subsidiaries, the opportunity to purchase shares of the Company's Common Stock, $.10 par value (the "Common Stock"), by reinvesting dividends and/or by making optional cash investments pursuant to the Banta Corporation Dividend Reinvestment and Stock Purchase Plan (the "Plan"). Eligible shareholders under the Plan may reinvest all or a portion of their cash dividends in shares of Common Stock as well as make optional cash investments of $25 or more per investment in Common Stock up to a total of $7,500 per calendar quarter. Eligible employees under the Plan may make optional cash investments of $25 or more per investment in Common Stock up to a total of $7,500 per calendar quarter. In addition, dividends on all shares acquired and held in the accounts of participants under the Plan will be automatically reinvested in additional shares of Common Stock.


             The Common Stock is traded on the Nasdaq National Market under the symbol BNTA. In this Prospectus, unless the context otherwise requires, all references to the Common Stock include the accompanying rights (the "Rights") to purchase shares of Common Stock pursuant to a Rights Agreement, dated as of October 29, 1991, between the Company and Firstar Trust Company, as Rights Agent (the "Rights Agreement"). For a description of the Rights, see "Rights to Purchase Common Stock."


             The Plan provides that shares of Common Stock may be purchased for participants from the Company or in the open market or in privately negotiated transactions. The price of newly issued shares purchased from the Company will be the average (computed to four decimal places) of the high and low prices of shares of Common Stock on the Nasdaq National Market on the date of purchase. The price of shares of Common Stock purchased for participants on the open market or in privately negotiated transactions will be the weighted average of the prices paid for such shares. No brokerage commissions, fees or service charges will be incurred by participants in connection with purchases of shares under the Plan (whether from the Company or on the open market or in privately negotiated transactions) or for participating in the Plan. For a detailed summary of the Plan, see "The Plan."
                                 ______________

   The Company suggests that this Prospectus be retained for future reference.
                                 ______________

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
   REPRESENTATION  TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                 ______________


                The date of this Prospectus is November       , 1994


   INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                              AVAILABLE INFORMATION


             The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its Regional Offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th floor, New York, New York 10048. Copies of such material also may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates.


             The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto referred to herein as the "Registration Statement") under the Securities Act of 1933 with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement which may be inspected and copied in the manner and at the sources described above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

             The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference and made a part hereof:

             1. The Company's Annual Report on Form 10-K for the fiscal year ended January 1, 1994, which contains audited financial statements for the fiscal year ended January 1, 1994.


             2. The Company's Quarterly Reports on Form 10-Q for the quarters ended April 2, July 2 and October 1, 1994.

             3. The description of the Common Stock contained in Item 1 of the Company's Registration Statement on Form 8-A, dated April 13, 1972, as amended by the Company's filings on Form 8, dated July 31, 1972 and August 4, 1986, and Form 8-A/A, dated November 10, 1994, and any other amendment or report filed for the purpose of updating such description.


             4. The description of the Rights contained in Item 1 of the Company's Registration Statement on Form 8-A, dated November 5, 1991, and any amendment or report filed for the purpose of updating such description.


             All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this Prospectus and prior to the termination of this offering, shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


             The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the information that has been incorporated in this Prospectus by reference (other than certain exhibits to documents incorporated by reference).
   Such requests should be directed to Ronald D. Kneezel, Vice President, General Counsel and Secretary, Banta Corporation, 225 Main Street, Menasha, Wisconsin 54952, telephone: (414) 751-7777.

                                   THE COMPANY

             The Company is one of the largest printing organizations in the United States, providing a wide range of printing and graphic arts services. The Company serves four different market classifications: commercial (catalogs, direct mail and single-use products); books (educational, general, trade, data manuals and software services); magazines; and other (prepress services and production of point-of-purchase displays and postage stamps). The Company's principal executive offices are located at 225 Main Street, Menasha, Wisconsin 54952, and its telephone number is (414) 751-7777.

                                 USE OF PROCEEDS

             The Company has no basis for estimating either the number of authorized but unissued shares of Common Stock that will ultimately be sold by the Company pursuant to the Plan or the prices at which such shares will be sold. Any net proceeds received by the Company from the sale of shares under the Plan will be added to the Company's general funds and used for general corporate purposes. The Company will not receive any proceeds from the sale of shares under the Plan which are acquired on the open market or in privately negotiated transactions.

                                    THE PLAN

             The following is a summary of the provisions of the Plan. The full text of the Plan is filed with the Securities and Exchange Commission as an exhibit to the Registration Statement relating to the shares of Common Stock which may be purchased under the Plan. This summary is subject to, and qualified by, the complete terms of the Plan to which reference is hereby made. This summary is not part of the legal documents constituting the Plan and does not modify it or serve as a legal interpretation of any of its provisions.

   Purpose

             The purpose of the Plan is to provide shareholders of record of the Company and employees of the Company and its subsidiaries with a simple and convenient method of purchasing shares of Common Stock. Once enrolled in the Plan, eligible shareholders may use cash dividends and/or make optional cash investments to acquire additional shares of Common Stock without incurring purchase fees, such as brokerage commissions or service charges. Eligible employees may use optional cash investments to acquire shares of Common Stock without incurring purchase fees.

   Administration of the Plan

             Firstar Trust Company (the "Trust Company") has been appointed by the Company as its agent to administer the Plan, maintain records, send statements of accounts to participants and perform other duties relating to the Plan, subject to the direction of the Company. The Trust Company will hold for safekeeping the shares of Common Stock acquired under the Plan for each participant until termination of participation in the Plan or receipt of a request in writing from a participant for all or part of his or her Plan shares. Shares held by the Trust Company will be registered in the name of the Trust Company or one of its nominees, as agents for participants in the Plan. The Company acting through its Board of Directors may, at any time and in its sole discretion, appoint a successor administrator of the Plan upon 30 days' written notice to the Trust Company.

             All inquiries, notices, requests and other communications regarding participation in the Plan should be directed to the Trust Company as follows:


             Firstar Trust Company
             Banta Corporation Dividend Reinvestment
               and Stock Purchase Plan
             P.O. Box 2077
             Milwaukee, Wisconsin  53201
             Telephone:  (414) 276-3737 or (800) 637-7549


   Advantages of Participating in the Plan

             Participants in the Plan who are shareholders of record of Common Stock may:

             - Automatically reinvest dividends on all or a portion of their shares held of record.

             - Invest additional cash (in amounts of not less than $25 per investment, up to a total of $7,500 per calendar quarter) to purchase additional shares of Common Stock.

             - Establish a periodic investment plan by authorizing automatic monthly withdrawals from their checking accounts to purchase additional shares of Common Stock.

             Participants in the Plan who are eligible employees may:


             - Invest cash (in amounts of not less than $25 per investment, up to a total of $7,500 per calendar quarter) to purchase shares of Common Stock.

             - Establish a periodic investment plan by authorizing automatic monthly withdrawals from their checking accounts to purchase shares of Common Stock.


             All participants in the Plan will:

             - Have cash dividends on shares credited to their Plan accounts automatically reinvested in additional shares of Common Stock.

             - Participate without incurring fees in connection with purchases of additional shares of Common Stock under the Plan, including brokerage commissions or service charges.

             - Benefit from full investment of funds under the Plan because fractional shares, as well as whole shares, will be credited to their accounts; dividends on such fractional shares, as well as on whole shares, will be reinvested in additional shares.

             - Avoid the need for safekeeping of certificates for shares of Common Stock credited to their accounts under the Plan.

             - Receive periodic statements from the Trust Company reflecting all current activity in their Plan accounts, thereby affording participants simplified recordkeeping.

   Participation by Shareholders of Record

             Eligibility. Any shareholder who has shares of Common Stock registered in his or her own name on the books of the Company is eligible to participate in the Plan. A beneficial owner, whose shares are registered in the name of another (e.g., in a broker's "street name" or in the name of a bank nominee or trustee) and who desires to participate in the Plan, must either make appropriate arrangements with the record holder to participate on behalf of the beneficial owner or must become a shareholder of record by having part or all of such shares transferred into his or her own name.

             Participation by shareholders of record in the Plan is completely voluntary. Shareholders who do not elect to participate in the Plan will continue to receive their cash dividends if, when and as declared by the Board of Directors of the Company. Payment of dividends in the future by the Company will depend on future earnings, financial requirements and other factors.

             Investment Options. An eligible shareholder of record may elect to participate in the Plan through the following dividend reinvestment and/or cash investment options:

             Full Dividend Reinvestment - Directs the Trust Company to reinvest the cash dividends on all shares of Common Stock currently or subsequently registered in the participant's name.

             Partial Dividend Reinvestment - Directs the Trust Company to reinvest the cash dividends on a designated number of the shares of Common Stock registered in the name of the participant. The Company will continue to pay cash dividends directly to the participant on the other shares held in his or her name.

             Optional Cash Investments - Permits the participant to make optional cash investments of $25 or more per investment, up to a total of $7,500 per calendar quarter, for the purchase of additional shares of Common Stock, whether or not any dividends on the shares of Common Stock registered in the name of the participant are reinvested. Such investments may be effected by making cash payments directly to the Trust Company or by authorizing the Trust Company to make monthly automatic withdrawals from the shareholder's checking account.

             All shares acquired by a shareholder through dividend reinvestment and optional cash investments will be credited to the participant's account under the Plan. Cash dividends on shares (including any fractional share interest) of Common Stock held in the participant's account under the Plan will be automatically reinvested in additional shares of Common Stock.


             Enrollment. An eligible shareholder may join the Plan at any time by completing and signing a Shareholder Authorization Form and returning it to the Trust Company. If the shares of Common Stock are registered in more than one name (e.g., joint tenants or trustees), all registered holders must sign. Shareholder Authorization Forms may be obtained at any time by writing the Trust Company.


             The reinvestment of a shareholder participant's dividends will begin with the dividend payment date immediately following the date on which a signed Shareholder Authorization Form specifying reinvestment of dividends is received by the Trust Company, provided that the Form is received by the Trust Company at least two business days before the record date for a dividend payment. If the Shareholder Authorization Form is received after that time, the reinvestment of dividends will begin with the next cash dividend payment. Dividend payment dates in the future for the Common Stock are expected to be the first business day of February, May, August and November. Each corresponding record date is expected to be the second Friday in the month immediately preceding the month in which the dividend is paid.

             Participation in the Plan by an eligible shareholder making optional cash investments is described below under "Optional Cash Investments."

             Change of Investment Option. A shareholder participant may change his or her investment option by obtaining and completing a new Shareholder Authorization Form and sending it to the Trust Company. With respect to the reinvestment of dividends, the new Shareholder Authorization Form must be received by the Trust Company at least two business days before the record date for a dividend payment in order to be effective for such payment.

   Participation by Employees

             Eligibility. Any full-time or part-time employee of the Company or any of its subsidiaries is eligible to participate in the Plan. Employees need not be shareholders of record to participate in the Plan. Participation by employees in the Plan is completely voluntary.

             Investment Options. An employee may participate in the Plan by making optional cash payments directly to the Trust Company or by authorizing the Trust Company to make monthly automatic withdrawals from the employee's checking account. For a discussion of the procedures for making optional cash investments, see "Optional Cash Investments" below.

             All shares acquired by an employee through optional cash investments will be credited to the employee's account under the Plan. Cash dividends on shares (including fractional shares) of Common Stock held in the employee participant's account under the Plan will be automatically reinvested in additional shares of Common Stock.


             Enrollment. An employee may join the Plan at any time by completing and signing an Employee Authorization Form and returning it to the Trust Company.


             An employee's participation in the Plan will commence as soon as practicable after a completed Employee Authorization Form is received by the Trust Company. In order to be entitled to receive dividends and have them reinvested under the Plan, an employee must have shares in his or her Plan account on or before a record date for the payment of dividends. Dividend payment dates in the future for the Common Stock are expected to be the first business day of February, May, August and November. Each corresponding record date is expected to be the second Friday in the month immediately preceding the month in which the dividend is paid.

             Employees Who Are Shareholders of Record. An employee who is a shareholder of record and who desires to reinvest cash dividends on the shares of Common Stock held in his or her own name on the books of the Company may enroll in the Plan by executing a Shareholder Authorization Form and forwarding it to the Trust Company in the manner described above under "Participation by Shareholders of Record."

             Employee Participants Who Leave the Company. Termination of employment does not automatically terminate participation in the Plan. Dividends on shares held under the Plan for the account of an employee participant who leaves the Company will continue to be reinvested until the participant withdraws from the Plan. Optional cash investments may continue to be made by such a participant so long as there are shares credited to his or her account under the Plan.

   Optional Cash Investments

             How the Cash Investment Option Works. An initial optional cash investment may be made by an eligible shareholder or an eligible employee when enrolling in the Plan by sending a check or money order (payable to Firstar Trust Company) to the Trust Company with a completed and signed Shareholder Authorization Form (in the case of a shareholder of record) or Employee Authorization Form (in the case of an eligible employee). Once enrolled, the participant may use forms supplied by the Trust Company with each statement of account to make additional optional cash investments. Optional cash investments, if made by participants in such manner, need not be in the same amount each time.


             Participants under the Plan may also authorize the Trust Company to automatically deduct a fixed amount from their checking account each month to purchase Common Stock. To make automatic optional cash investments, a participant must complete (including the section of the Form authorizing automatic deductions) and return to the Trust Company a Shareholder Authorization Form or an Employee Authorization Form, as the case may be, as well as deliver to the Trust Company a check from his or her checking account marked "VOID" across the front. Automatic deductions will be made on the 25th (or the next succeeding business day if the 25th of the month is not a business day) of each month, starting with the month after the month in which the Trust Company receives a participant's completed Authorization Form providing for the automatic withdrawals. A participant may change the amount of automatic withdrawals by obtaining and completing a new Authorization Form and sending it to the Trust Company. Any such change will be effective starting with the month after the month in which the Trust Company receives the new Authorization Form. A participant may likewise discontinue the automatic withdrawals by notifying the Trust Company in writing. Discontinuing automatic withdrawals will not automatically terminate participation in the Plan. The Trust Company will continue to reinvest dividends on shares in the participant's Plan account until the participant withdraws from the Plan. See "Withdrawal from the Plan."


             Optional cash investments received from participants or automatically withdrawn from participants' accounts in any month will be applied by the Trust Company to the purchase of additional shares of Common Stock as of the Investment Date (as such term is defined under "Purchase of Shares" below) following the receipt of such payments except as otherwise provided herein. To be reinvested on the next Investment Date, optional cash investments must be received by the Trust Company no later than the 25th of each month (or the next succeeding business day if the 25th of the month is not a business day). Any optional cash received thereafter will be held by the Trust Company and invested on the next succeeding Investment Date. NO INTEREST WILL BE PAID BY THE COMPANY OR THE TRUST COMPANY ON OPTIONAL CASH INVESTMENTS. THEREFORE, OPTIONAL CASH INVESTMENTS WHICH ARE MAILED TO THE TRUST COMPANY SHOULD BE SENT SO AS TO REACH THE TRUST COMPANY SHORTLY BEFORE THE MONTHLY DEADLINE. PARTICIPANTS SHOULD ALLOW ADEQUATE TIME FOR MAILING.

             Limitations on Amounts of Optional Investments and Withdrawals. Each optional cash investment by a participant must be at least $25, and the total of such investments may not exceed $7,500 during any calendar quarter (including both cash payments and automatic withdrawals). All amounts received by the Trust Company for investment under the Plan must be denominated in United States dollars.

             In the case of a nominee who holds Common Stock for more than one beneficial owner, optional cash investments of more than $7,500 per quarter may be made, provided such nominee certifies to the Trust Company and the Company, accompanied by such documentation as the Company may require, that each beneficial owner is not making optional cash investments in excess of the quarterly limit.

             Return of Uninvested Optional Cash Payments. A participant may, without terminating participation in the Plan, obtain the return of any uninvested optional cash payments upon written request received by the Trust Company at least two business days prior to the applicable Investment Date.

   Costs and Expenses

             All out-of-pocket costs and expenses associated with the operation of the Plan, including service charges, will be paid by the Company. However, a participant who withdraws from participation in the Plan and instructs the Trust Company to sell the Common Stock then held in the Plan for his or her account will be responsible for his or her pro rata share of applicable brokerage commissions, if any.

   Purchase of Shares

             Reinvested Common Stock dividends, optional cash investments and proceeds (which will be treated as optional cash investments) from the sale or redemption of Common Stock subscription or other rights, if any, received by the Trust Company on behalf of participants will be used to acquire either outstanding Common Stock, or authorized and previously unissued Common Stock from the Company, provided that the Company is willing to sell additional stock. In making purchases for a participant's account, the Trust Company will combine the participant's funds with those of other participants. It is understood that governmental regulations may require the temporary curtailment or suspension of purchases of Common Stock under the Plan. No interest will be paid on funds held by the Trust Company pending investment under the Plan.

             Purchases of Common Stock under the Plan will be made on or as soon as practicable after the following applicable "Investment Dates":

             (a) Each dividend payment date is an Investment Date for the reinvestment of cash dividends.

             (b) The first business day of each month is an Investment Date for the investment of optional cash.

             The number of shares of Common Stock to be purchased for a participant under the Plan depends on the purchase price of Common Stock on the applicable Investment Date and on the amount of the participant's cash dividends and optional cash to be invested. A participant's account will be credited with that number of shares of Common Stock (including any fractional share interest, computed to three decimal places) equal to the total amount to be invested divided by the applicable purchase price per share.

   Share Purchase Prices

             The price of shares of Common Stock purchased from the Company for participants will be the average (computed to four decimal places) of the high and low prices of shares of Common Stock on the Nasdaq National Market on the applicable Investment Date. If no trading occurs on the Nasdaq National Market in the Common Stock on the applicable Investment Date, the price will be determined with reference to the next preceding date on which the Common Stock was traded. The price of shares of Common Stock purchased for participants on the open market or in privately negotiated transactions will be the weighted average of the prices paid for such shares on the date the shares are purchased. If shares are purchased on the open market or in privately negotiated transactions on more than one date, a weighted average of such averages will be used. In the event investment under the Plan is made both in newly-issued and previously-issued shares, the shares purchased will be allocated proportionately among the accounts of all participants for whom funds are being invested at that time.

   Reports to Participants

             The Trust Company will maintain an account for each participant. All shares of Common Stock (including any fractional shares, computed to three decimal places) purchased for a participant under the Plan will be credited to his or her account. Each participant in the Plan will receive a quarterly statement of his or her account from the Trust Company as soon as practicable following each dividend payment date. The Trust Company will also furnish a participant with an account statement as soon as practicable following the investment of any optional cash.

             Each participant also will receive copies of other communications sent to holders of Common Stock, including the Company's Annual and Quarterly Reports, the Notice of Annual Meeting and Proxy Statement, and information needed for reporting dividend income for Federal income tax purposes.

   Withdrawal from the Plan

             Timing and Effect of Withdrawal. A participant may withdraw from the Plan at any time by notifying the Trust Company in writing. A participant will be deemed to have withdrawn from the Plan upon the Trust Company receiving notice in writing of the participant's death. Termination of participation in the Plan by a shareholder of record will immediately stop all reinvestment of the participant's dividends if the notice of withdrawal is received by the Trust Company not later than 10 business days prior to the record date for the next dividend payment. Investment of optional cash will stop immediately if notification of withdrawal from the Plan is received by the Trust Company at least two business days prior to the applicable Investment Date. The entire amount of any optional cash received from which investment has been stopped by termination of participation in the Plan will be refunded to the participant. In addition to the foregoing, the Trust Company may terminate any account by written notice to the participant and the Company.

             Sale of Shares or Issuance of Certificates upon Withdrawal from the Plan. Upon termination of a participant's account, the participant (or his or her personal representative or other authorized agent) may elect to receive either stock or cash for all full shares in the participant's account. If the participant's account with the Trust Company is terminated and the participant (or his or her personal representative or other authorized agent) elects to have the participant's shares in the Plan sold, the Trust Company will make such sale and send to the participant (or his or her personal representative or other authorized agent) the proceeds less any commissions. Sales requests may be accumulated by the Trust Company, but no sales transactions will be delayed (unless otherwise required by law or unless required to allow the Trust Company to credit the last dividend payment to the participant's account) for more than 10 business days. If funds are available, such shares may be purchased by the Trust Company for investment under the Plan at their current market value (determined in the same manner as the price of newly-issued shares is determined) as of the date of such sale to the Trust Company. If no election is made, and within a reasonable time after termination of participation in the Plan, a certificate for the shares purchased under the Plan will be issued and delivered to the participant or his or her estate for all full shares. In any event, any fractional interest in a share will be converted to cash at the market value as of the date of the sale thereof (determined in the same manner as the price of newly-issued shares is determined).

             Rejoining the Plan. Any eligible shareholder of record or employee may rejoin the Plan at any time by completing a new Authorization Form. However, the Company may reject any such Form from a previous participant on grounds of excessive termination and rejoining.

   Certificate for Shares

             Shares Held by the Trust Company. Certificates for shares of Common Stock purchased under the Plan will not be issued to a participant unless requested by the participant or until his or her account is terminated. The number of shares credited to a participant's account under the Plan will be shown on each account statement mailed to the participant. While in the custody of the Trust Company, shares of Common Stock purchased under the Plan will be registered in the name of the Trust Company or one of its nominees. This convenience protects against loss, theft or destruction of stock certificates.

             At any time a participant may, without terminating participation in the Plan, request in writing that the Trust Company issue a certificate for all or part of the whole shares credited to his or her Plan account. Any remaining whole shares and fractional share interest will continue to be credited to the participant's account. A participant must request issuance of a certificate for any shares of Common Stock purchased under the Plan which he or she desires to sell, pledge or transfer.

             Certificates for fractional share interests will not be issued under any circumstances.

             Name in Which Certificates will be Issued. Shareholder participant's accounts under the Plan will be maintained in the names in which certificates for shares of Common Stock of such participants are registered at the time they enter the Plan. The account of an employee participating in the Plan will be maintained in his or her name, unless instructed otherwise on an Employee Authorization Form (e.g., the account may be established in the joint names of the employee and such other person or persons as he or she may designate, such as his or her spouse or children). Certificates for whole shares, when issued, will be registered in the names in which accounts under the Plan are maintained.

             Should a participant want his or her shares registered in any other name upon the withdrawal of the shares from the Plan, the participant must so indicate in his or her request to the Trust Company. In the event of such a request, the participant will be responsible for any transfer taxes that may be due and for compliance with any applicable transfer restrictions.

             No Transfer of Shares Held in Plan; No Right to Draw Against Account. Shares of Common Stock credited to the account of a participant under the Plan may not be assigned, pledged as collateral or otherwise transferred. A participant who wishes to assign, pledge or otherwise transfer such shares must request that a certificate for such shares be issued in his or her name. In addition, participants will not have the right to draw checks or drafts against their accounts under the Plan.

   General Information

             Sale or Transfer of Registered Shares. If a participant disposes of all the shares of Common Stock registered in his or her name, but retains shares in the Plan, the Trust Company will continue to reinvest the cash dividends on shares in the Plan, subject to a participant's right to withdraw from the Plan at any time.

             If a shareholder participant who has selected the partial dividend reinvestment option disposes of a portion of the shares registered in his or her name, to the extent that such participant has registered in his or her name fewer shares than the number of shares designated as participating in the Plan, dividends on all shares remaining in the name of the participant will be reinvested under the Plan. If such participant subsequently acquires additional shares registered in his or her name, such additional shares shall be deemed to participate in the Plan until the number of shares equals the number of shares designated as participating in the Plan on the participant's then current Shareholder Authorization Form.

             Stock Dividends and Issuance of Rights. Any shares distributed pursuant to stock dividends or stock splits effected by the Company on shares held by the Trust Company for a participant will be credited to such participant's account. In the event that the Company makes available to the holders of its Common Stock subscription or other rights to purchase additional shares of Common Stock or other securities, the Trust Company will (if and when such rights trade independently) sell the rights accruing to all shares held by the Trust Company for the participants and will apply the net proceeds of such sale to the purchase of additional shares of Common Stock. The Company will notify each participant in advance of any such offer. If the participant does not want the Trust Company to sell his or her rights and invest the proceeds, it will be necessary for such participant to transfer all full shares held under the Plan to his or her own name by a given date. This will permit the participant to exercise, transfer or sell the rights on such shares. In the event that rights issued by the Company are redeemed prior to the date that such rights trade independently, the Trust Company will invest the resultant funds in additional shares of Common Stock.


             Voting of Shares Held in the Plan. Each participant in the Plan will receive a voting authorization card on which to indicate how the shares held by the Trust Company in such participant's Plan account should be voted. The Trust Company will vote at any annual or special meeting of shareholders full shares of Common Stock held for each participant's account under the Plan in accordance with the directions provided by the participant to the Trust Company. Fractional shares will not be voted.
   In the event that a participant provides no direction to the Trust Company, shares held by the Trust Company for that participant under the Plan will not be voted. If a participant also holds shares of Common Stock registered in his or her own name, such participant will receive a separate proxy card for those shares in connection with any meeting of shareholders.


             Duties and Responsibilities of the Company and the Trust Company. Neither the Company nor the Trust Company nor its nominees will have any responsibility beyond the exercise of ordinary care for any action taken or omitted pursuant to the Plan, nor will they have any duties, responsibilities or liabilities except as expressly set forth in the Plan. The Company and the Trust Company will not be liable under the Plan for any act, done in good faith, or for any good faith omission to act, including without limitation, any claims of liability (a) with respect to the time or prices at which shares are purchased or sold for a participant's account, or any inability to purchase or sell shares, (b) for any fluctuation in the market value after purchase or sale of shares, or (c) arising out of a failure to terminate a participant's account upon such participant's death prior to receipt of notice in writing of such death.

             Amendment and Termination of the Plan. The Company reserves the right to suspend, modify or terminate the Plan at any time. All participants will be notified of any suspension, termination or significant modification of the Plan within a reasonable time prior to such change.


                        FEDERAL INCOME TAX CONSIDERATIONS

             The following summary sets forth the general Federal income tax consequences for an individual participating in the Plan. This discussion is not, however, intended to be an exhaustive treatment of such tax considerations. Future legislative changes or changes in administrative or judicial interpretations, some or all of which may be retroactive, could significantly alter the tax treatment discussed herein.
   Accordingly, and because tax consequences may differ among participants in the Plan, each participant is urged to consult his or her own tax advisor to determine the particular tax consequences (including state income tax consequences) that may result from participation in and the subsequent disposal of shares purchased under the Plan.

   General Considerations

             In general, participants reinvesting dividends under the Plan have the same Federal income tax consequences with respect to their dividends as do shareholders who are not participants in the Plan. On the dividend payment date, participants will receive a taxable dividend equal to the cash dividend reinvested, to the extent the Company has earnings and profits. This treatment applies with respect to both the shares of Common Stock held of record by such participants and such participants' Plan account shares even though the dividend amount is not actually received in cash but is instead applied to the purchase of shares of Common Stock under the Plan. If shares are purchased on the open market or in a privately negotiated transaction, each participant's share of brokerage fees, if any, paid by the Company will also be taxed as an additional dividend to that participant, to the extent the Company has earnings and profits.

             Shares or any fraction thereof of Common Stock purchased on the open market or in a privately negotiated transaction with reinvested dividends will have a tax basis equal to the amount paid therefor, increased by any brokerage fees treated as a dividend to the participant. Shares or any fraction thereof of Common Stock purchased from the Company with reinvested dividends will have a tax basis equal to the amount of the dividend. Whether purchased on the open market or in a privately negotiated transaction or from the Company, the shares or any fraction thereof will have a holding period beginning on the day following the purchase date.

             Participants that make optional cash investments under the Plan will be deemed to have received an additional taxable dividend in the amount of the participant's pro rata share of the brokerage commissions, if any, paid by the Company on the shares acquired under the Plan, to the extent the Company has earnings and profits. Such brokerage commissions may only be incurred on the purchase of Common Stock on the open market or in privately negotiated transactions. Shares or any fraction thereof purchased with optional cash investments will have a tax basis equal to the amount of such payments increased by the amount of brokerage fees, if any, treated as a taxable dividend to the participant with respect to those shares or fraction thereof. The holding period for such shares or fraction thereof will begin on the day following the purchase date.

             Participants should not be treated as receiving an additional taxable distribution relating to their pro rata share of the Trust Company's fees or other costs of administering the Plan, all of which will be paid by the Company. However, there can be no assurance that the Internal Revenue Service ("IRS") will concur with this position. The Company has no present plans to seek formal advice from the IRS on this issue.


             Participants will not recognize any taxable income when they receive certificates for whole shares credited to their account, either upon their request for such certificates or upon withdrawal from or termination of the Plan. However, participants will recognize gain or loss when whole shares acquired under the Plan are sold or exchanged either through the Plan at their request or by the participants after withdrawal from or termination of the Plan. Participants will also recognize gain or loss when they receive cash payments for fractional shares credited to their account upon withdrawal from or termination of the Plan. The amount of gain or loss will be the difference between the amount a participant receives for his or her whole shares or fractional shares and the tax basis for such shares. Provided that the shares are capital assets in the hands of the participant, the gain or loss will be a capital gain or loss, long-term or short-term depending on the holding period.

   Tax Withholding

             If a participant is a foreign shareholder whose dividends are subject to United States income tax withholding, or a participating domestic shareholder subject to backup withholding, the tax required to be withheld will be deducted from the amount of cash dividends reinvested. Since such withholding tax applies also to a dividend on shares credited to the participant's Plan account, only the net dividend on such shares will be applied to the purchase of additional shares of Common Stock. The Company cannot refund amounts withheld. Participants subject to withholding should contact their tax advisors or the IRS for additional information.



                         RIGHTS TO PURCHASE COMMON STOCK

             Pursuant to the Rights Agreement, each outstanding share of Common Stock (including shares acquired on the open market or in privately negotiated transactions under the Plan) has attached thereto one Right and each share subsequently issued by the Company prior to the expiration of the Rights Agreement will likewise have attached thereto one Right. Under certain circumstances described below, the Rights will entitle the holder thereof to purchase additional shares of Common Stock.

             Currently, the Rights are not exercisable and trade with the Common Stock. In the event the Rights become exercisable, each Right (unless held by a person or group which beneficially owns more than 20% of the outstanding Common Stock) will initially entitle the holder to purchase one-half of one share of Common Stock at a price of $60 per share (equivalent to $30 for each one-half share), subject to adjustment. Subject to certain limitations, the Rights will only become exercisable if a person or group has acquired, or announced an intention to acquire, 20% or more of the outstanding shares of Common Stock. Under certain circumstances, including the existence of a 20% acquiring party, each holder of a Right, other than the acquiring party, will be entitled to purchase at the exercise price Common Stock having a market value of two times the exercise price. In the event of the acquisition of the Company by another corporation subsequent to a party acquiring 20% or more of the Common Stock, each holder of a Right will be entitled to receive the acquiring corporation's common shares having a market value of two times the exercise price. The Rights may be redeemed at a price of $.01 per Right prior to the existence of a 20% acquiring party, and thereafter may be exchanged for one share of Common Stock per Right prior to the existence of a 50% acquiring party. The Rights will expire on November 15, 2001. Under the Rights Agreement, the Board of Directors of the Company may reduce the thresholds applicable to the Rights from 20% to not less than 10%. The Rights do not have voting or dividend rights and, until they become exercisable, have no dilutive effect on the earnings of the Company.

             The Rights have certain anti-takeover effects and may discourage or make more difficult the acquisition of the Company on a non-negotiated basis (such as by an unsolicited tender offer). The Rights will not, however, affect a transaction approved by the Board of Directors of the Company prior to the existence of a 20% acquiring party since the Rights can be redeemed before the consummation of such transaction.


                                  LEGAL MATTERS


             Certain legal matters in connection with the sale of the shares of Common Stock offered hereby will be passed upon for the Company by Foley & Lardner, Milwaukee, Wisconsin. Bernard S. Kubale, a partner in the firm of Foley & Lardner, is a director of the Company. As of November 1, 1994, Foley & Lardner attorneys who participated in the preparation of this Prospectus, including Mr. Kubale, beneficially owned an aggregate of 11,550 shares of Common Stock.



                                     EXPERTS

             The consolidated financial statements and schedules included in the Company's latest Annual Report on Form 10-K, incorporated by reference in this Prospectus and in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

         No person has been
    authorized to give any
    information or to make any
    representations, other than
    those contained or incorporated
    by reference in this Prospectus,
    in connection with the offer              BANTA CORPORATION
    made by this Prospectus and, if
    given or made, such information
    or representations must not be
    relied upon as having been
    authorized by the Company.  This
    Prospectus does not constitute
    an offer to sell or a
    solicitation of an offer to buy
    any security in any jurisdiction
    to any person to whom it is                    DIVIDEND
    unlawful to make such offer or               REINVESTMENT
    solicitation in such                             AND
    jurisdiction.  Neither the                  STOCK PURCHASE
    delivery of this Prospectus nor                  PLAN
    any sale made hereunder shall
    under any circumstances imply
    that there has been no change in
    the affairs of the Company since
    the date hereof or that the
    information contained herein or
    incorporated by reference herein
    is correct as of any time
    subsequent to its date.


            TABLE OF CONTENTS

                                 Page

    Available Information . . . .   2
    Incorporation of Certain
     Documents by Reference . . .   2
    The Company . . . . . . . . .   3             PROSPECTUS
    Use of Proceeds . . . . . . .   3
    The Plan  . . . . . . . . . .   3
      Purpose . . . . . . . . . .   3
      Administration of the Plan    4
      Advantages of Participating
       in the Plan  . . . . . . .   4
      Participation by
       Shareholders of Record . .   5
      Participation by Employees    6
      Optional Cash Investments .   7
      Costs and Expenses  . . . .   9
      Purchase of Shares  . . . .   9
      Share Purchase Prices . . .   9
      Reports to Participants . .  10
      Withdrawal from the Plan  .  10
      Certificate for Shares  . .  11        November       , 1994
      General Information . . . .  12
    Federal Income Tax
     Considerations . . . . . . .  13
      General Considerations  . .  13
      Tax Withholding . . . . . .  14
    Rights to Purchase
     Common Stock . . . . . . . .  14
    Legal Matters . . . . . . . .  15
    Experts . . . . . . . . . . .  15

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

   Item 14.  Other Expenses of Issuance and Distribution.

        The following is a statement of estimated expenses to be paid by the Registrant in connection with the issuance and distribution of the securities being registered hereby:

   Securities and Exchange Commission registration fee . . . $ 3,313
   Accounting fees and expenses  . . . . . . . . . . . . .     1,000
   Legal fees and expenses . . . . . . . . . . . . . . . .     4,000
   Printing  . . . . . . . . . . . . . . . . . . . . . . .     3,000
   Miscellaneous expenses  . . . . . . . . . . . . . . . .     1,687

        Total  . . . . . . . . . . . . . . . . . . . . . .   $13,000
                                                              ======

   Item 15.  Indemnification of Directors and Officers.

        Pursuant to the provisions of the Wisconsin Business Corporation Law and the Registrant's By-Laws, directors and officers of the Registrant are entitled to mandatory indemnification from the Registrant against certain liabilities and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding and (ii) in proceedings in which the director or officer is not successful in defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his or her duties to the Registrant and such breach or failure constituted: (a) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. It should be noted that the Wisconsin Business Corporation Law specifically states that it is the public policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above. Additionally, under the Wisconsin Business Corporation Law, directors of the Registrant are not subject to personal liability to the Registrant, its shareholders or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those outlined in (a) through (d) above.

        Expenses for the defense of any action for which indemnification may be available may be advanced by the Registrant under certain circumstances.

        The indemnification provided by the Wisconsin Business Corporation Law and the Registrant's By-Laws is not exclusive of any other rights to which a director or officer of the Registrant may be entitled.

        The Registrant maintains a liability insurance policy for its directors and officers as permitted by Wisconsin law which may extend to, among other things, liability arising under the Securities Act of 1933.

   Item 16.  Exhibits.


        Exhibit
        Number         Document Description

        (4.1) Articles of Incorporation of Banta Corporation, as amended (incorporated by reference to Exhibit 19(b) to Banta Corporation's Quarterly Report on Form 10-Q for the quarter ended April 3, 1993)

        (4.2)       By-laws of Banta Corporation, as amended
                    (incorporated by reference to Exhibit 3(c) to Banta Corporation's Annual Report on Form 10-K for the fiscal year ended January 1, 1994)

        (4.3) Rights Agreement, dated October 29, 1991, between Banta Corporation and Firstar Trust Company (f/k/a First Wisconsin Trust Company), as Rights Agent (incorporated by reference to Exhibit 4.1 to Banta Corporation's Current Report on Form 8-K dated October 29, 1991)

        (4.4)       Banta Corporation Dividend Reinvestment and Stock
                    Purchase Plan

        (4.5) Shareholder Authorization Form for use in connection with the Banta Corporation Dividend Reinvestment and Stock Purchase Plan

        (4.6) Employee Authorization Form for use in connection with the Banta Corporation Dividend Reinvestment and Stock Purchase Plan

        (5)         Opinion of Foley & Lardner

        (23.1)      Consent of Arthur Andersen LLP

        (23.2)      Consent of Foley & Lardner (included as part of
                    Exhibit (5) hereto)

        (24)        Power of Attorney relating to subsequent amendments

   Item 17.  Undertakings.

        (a)  The Registrant hereby undertakes as follows:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
        Statement:

                (i) To include any prospectus required by Section
             10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or
        Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menasha, State of Wisconsin, on November 14, 1994.

                                 BANTA CORPORATION



                                      By:/s/ Ronald D. Kneezel
                                         Ronald D. Kneezel
                                         Vice President, General Counsel
                                         and Secretary


             Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.



         Signature                 Title                        Date



   Calvin W. Aurand, Jr.*      Chairman of the Board        November 14, 1994
   Calvin W. Aurand, Jr.       and Chief Executive
                               Officer


   Gerald A. Henseler*         Executive Vice President,    November 14, 1994
   Gerald A. Henseler          Chief Financial Officer
                               and Director

   Robert A. Kreider*          Treasurer                    November 14, 1994
   Robert A. Kreider


   Barry K. Allen*             Director                     November 14, 1994
   Barry K. Allen


   Jameson A. Baxter*          Director                     November 14, 1994
   Jameson A. Baxter



   Donald D. Belcher*          Director                     November 14, 1994
   Donald D. Belcher


   George T. Brophy*           Director                     November 14, 1994
   George T. Brophy



   William J. Cadogan*         Director                     November 14, 1994
   William J. Cadogan



   Bernard S. Kubale*          Director                     November 14, 1994
   Bernard S. Kubale



   Curtis W. Tarr*             Director                     November 14, 1994
   Curtis W. Tarr



   Donald Taylor*              Director                     November 14, 1994
   Donald Taylor


   Allan J. Williamson*        Director                     November 14, 1994
   Allan J. Williamson


   *By:  /s/ Ronald D. Kneezel
        Ronald D. Kneezel
        Attorney-in-Fact


                                  EXHIBIT INDEX


        Exhibit
        Number         Document Description

        (4.1)* Articles of Incorporation of Banta Corporation, as amended (incorporated by reference to Exhibit 19(b) to Banta Corporation's Quarterly Report on Form 10-Q for the quarter ended April 3, 1993)

        (4.2)* By-laws of Banta Corporation, as amended (incorporated by reference to Exhibit 3(c) to Banta Corporation's Annual Report on Form 10-K for the fiscal year ended January 1, 1994)

        (4.3)* Rights Agreement, dated October 29, 1991, between Banta Corporation and Firstar Trust Company (f/k/a First Wisconsin Trust Company), as Rights Agent (incorporated by reference to Exhibit 4.1 to Banta Corporation's Current Report on Form 8-K dated October 29, 1991)

        (4.4)*    Banta Corporation Dividend Reinvestment and Stock
                  Purchase Plan

        (4.5) Shareholder Authorization Form for use in connection with the Banta Corporation Dividend Reinvestment and Stock Purchase Plan

        (4.6) Employee Authorization Form for use in connection with the Banta Corporation Dividend Reinvestment and Stock Purchase Plan

        (5)*      Opinion of Foley & Lardner

        (23.1)*   Consent of Arthur Andersen LLP

        (23.2)* Consent of Foley & Lardner (included as part of Exhibit (5) hereto)

        (24)*     Power of Attorney relating to subsequent amendments




   * Previously filed with this Registration Statement or incorporated herein by reference.